Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the joint proxy statement/prospectus of MaxLinear, Inc. and Entropic Communications, Inc. that is made part of the Amendment No. 1 to the Registration Statement (Form S-4 No. 333-202679) of MaxLinear, Inc., for the registration of 23,236,433 shares of its Class A common stock, and to the incorporation by reference therein of our reports dated February 23, 2015, with respect to the consolidated financial statements and schedule of Entropic Communications, Inc. and the effectiveness of internal control over financial reporting of Entropic Communications, Inc., included in Entropic Communications, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

March 25, 2015